Exhibit 99.1

FOR IMMEDIATE RELEASE

June 29, 2007

MICRONETICS REPORTS $23.7M IN NET SALES FOR FY2007

Hudson, NH — (BUSINESS WIRE) – June 29, 2007 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its fourth quarter and fiscal year ended March 31, 2007 (“FY2007”).

Net sales were $6,312,317 for the quarter ended March 31, 2007, a decrease of $2,305,469 or 27% as compared to $8,617,786 for the quarter ended March 31, 2006. For FY2007, the Company reported net sales of $23,690,236 as compared to net sales of $26,908,611 for FY2006, a decrease of $3,218,375 or 12%.

For the quarter ended March 31, 2007, the Company reported net income of $340,063 or $0.07 per diluted share, as compared to net income of $942,109 or $0.19 per diluted share for the quarter ended March 31, 2006. Net income for the quarter ended March 31, 2007 includes $119,887 in non-cash stock-based compensation expense, net of income taxes or $.03 per diluted share, resulting from the application of SFAS 123(R) beginning April 1, 2006.

For FY2007, net income was $1,040,720 or $0.22 per diluted share, as compared to net income of $2,539,582 or $0.54 per diluted share for FY2006. Net income for FY2007 includes $562,817 in non-cash stock based compensation expense, net of income taxes or $.12 per diluted share.

The decrease in net sales for the fiscal year is primarily attributable to a decrease in net sales of high performance power amplifiers to the commercial market of $2.3 million and the decrease in sales of microwave components of $2.0 million, offset by growth in the high performance components, voltage controlled components and microwave integrated multifunction subassemblies of approximately $1.0 million.

David Robbins, Micronetics’ President and CEO stated, “Although sales of microwave components and high power amplifiers decreased, we continue to see evidence that our high performance technologies are key microwave components in fixed and mobile broadband platforms (WiMAX), In-flight Entertainment and Communications (IFE&C), and Improvised Explosive Device (IED) jamming. We believe we are well-positioned to respond to the emerging and changing needs of all of our high growth markets over the next several years, validated by booking $7.0 million in orders for three successive quarters. These stronger bookings indicate to us that we are getting back on the track towards balanced growth.”

Backlog increased to $12.9 million at March 31, 2007 from $10.9 million at March 31,2006. Cash generated from operations was $1.1 million in FY2007.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, IP Wireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31,2007.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Quarter Ended March 31,
	2007	2006
Net sales	$6,312	$8,618
Gross profit	2,456	3,707
Research and development	190	183
Selling, general and administrative expenses	1,403	1,834
Amortization of intangibles	217	246
Other (expense)	(9)	(59)
Income before income taxes	637	1,385
Provision for income taxes	297	443
Net income	$340	$942

Net income per common share:
Basic	$.07	$.21
Diluted	$.07	$.19

Weighted average shares Outstanding:
Basic	4,655	4,538
Diluted	4,723	4,903

INCOME STATEMENT DATA

($000s omitted except per share data)

	Year Ended March 31,
	2007	2006
Net sales	$23,690	$26,909
Gross profit	9,377	11,695
Research and development	782	575
Selling, general and administrative expenses	5,684	6,094
Amortization of intangibles	752	794
Other (expense)	(156)	(211)
Income before income taxes	2,003	4,021
Provision for income taxes	962	1,481
Net income	$1,041	$2,540
Net income per common share:
Basic	$.22	$.57
Diluted	$.22	$.54
Weighted average shares Outstanding:
Basic	4,638	4,465
Diluted	4,789	4,697

BALANCE SHEET DATA
($000s omitted)

	March 31,
	2007	2006
Cash, cash equivalents and marketable securities	$7,059	$5,849
Working capital	11,837	10,337
Total assets	29,819	27,748
Non-current liabilities	6,355	6,291
Shareholders’ equity	17,977	15,859

Contact

David Robbins, President

Micronetics, Inc.

(603) 883-2900 x 131